Freeport-McMoRan Copper & Gold Inc.

Announces Conversions and Redemptions of its

Step-Up Convertible Preferred Stock

NEW ORLEANS, LA, December 22, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today the results of the call for redemption of its outstanding depositary shares representing its Step-Up Convertible Preferred Stock (NYSE: FCX Pr A, CUSIP 35671D501).  Of the 14.0 million depositary shares outstanding at the time of the call, 13.8 million depositary shares converted into 11.6 million shares of FCX’s common stock, resulting in approximately 183 million shares of FCX common stock outstanding.  The remaining depositary shares outstanding as of the close of business on the December 19, 2003 redemption date will be redeemed for approximately $4 million cash.

Richard C. Adkerson, President and Chief Executive Officer said, “This transaction follows a series of steps completed in 2003 to strengthen our balance sheet and enhance our financial flexibility.  The conversion of these preferred shares into common equity will simplify our capital structure and result in cash savings of approximately $15 million per annum at the current level of common stock dividend.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our Internet website www.fcx.com.